Exhibit 12

Computation of Ratios

Basic Earnings (Loss) Per Common Share	=	Net Income (Loss) Available to Common Shareholders/ Weighted Average Common Shares Outstanding

Diluted Earnings (Loss) Per Common Share	=	Net Income (Loss)/Weighted Average Diluted Shares Outstanding

Cash Dividends Per Share	=	Dividends Paid to Common Shareholders/Average Common Shares Outstanding

Book Value Per Share	=	Total Shareholders’ Equity/As-Converted Common Shares Outstanding

Return on Average Assets	=	Net Income/Average Assets

Return on Average Shareholders’ Equity	=	Net Income/Average Shareholders’ Equity

Efficiency Ratio (GAAP)	=	Noninterest Expense/(Net Interest Income Plus Noninterest Income)

Efficiency Ratio (Non-GAAP)	=	See schedule under Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations

Loans to Deposits	=	Average Net Loans/Average Deposits Outstanding

Dividend Payout	=	Dividends Declared to Common Shareholders/Net Income Available to Common Shareholders

Average Shareholders’ Equity to Average Assets	=	Average Shareholders’ Equity/Average Assets

Tier I Capital Ratio	=	(Shareholders’ Equity Plus Qualifying Subordinated Debt) – Intangible Assets – Securities Market-to-market Capital Reserve (Tier I Capital)/ Risk Adjusted Assets

Total Capital Ratio	=	Tier I Capital Plus Allowance for Loan Losses/Risk Adjusted Assets

Tier I Leverage Ratio	=	Tier I Capital/Average Assets

Net Charge-offs to Average Loans	=	(Gross Charge-offs Less Recoveries)/Average Net Loans

Non-performing Loans to Total Loans	=	(Non-accrual Loans, Loans Past Due 90 Days or Greater, Plus Unseasoned Restructured Loans)/Gross Loans Net of Unearned Interest

Non-performing Assets to Total Loans and OREO	=	(Non-accrual Loans, Loans Past Due 90 Days or Greater, Unseasoned Restructured Loans, Plus OREO)/Gross Loans Net of Unearned Interest plus OREO

Allowance for Loan Losses to Total Loans	=	Allowance for Loan Losses/(Gross Loans Net of Unearned Interest)

Allowance for Loan Losses to Non-performing Assets	=	Allowance for Loan Losses/(Non-accrual Loans, Loans Past Due 90 Days or Greater, Unseasoned Restructured Loans, Plus OREO)

Allowance for Loan Losses to Non-performing Loans	=	Allowance for Loan Losses/(Non-accrual Loans plus Non-performing Loans)

Net Interest Margin	=	Tax Equivalent Net Interest Income/Average Earning Assets